Exhibit 10.9

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 7th day of August 2020 (the “Effective Date”), by and between MP Mine Operations LLC (the “Company”) and James H. Litinsky (the “Executive”).

W I T N E S S T H :

WHEREAS, on July 15, 2020, the Company entered into a definitive agreement with Fortress Value Acquisition Corp. (“FVAC”), a special purpose acquisition company (SPAC), and certain other parties, which contemplates a series of transactions following which the Company will merge with FVAC and the equity of the Company will be exchanged for publicly traded securities of the combined company (the “Going Public Transaction”), which combined company will be named MP Materials Corp. (“MP Materials”); and

WHEREAS, in anticipation of the Going Public Transaction, the Company desires to employ Executive and to enter into this Agreement embodying the terms of such employment, and Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement; and

WHEREAS, effective upon the closing of the Going Public Transaction (the “Closing”), without further action by the parties hereto, the Company shall assign and shall cause MP Materials to assume this Agreement, at which time, all references to the Company thereafter shall instead refer to MP Materials.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Executive hereby agree as follows:

Section 1.    Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meaning set forth on Appendix A, attached hereto.

Section 2.    Acceptance and Term of Employment.

The Company agrees to employ Executive, and Executive agrees to serve the Company, on the terms and conditions set forth herein. Executive’s employment hereunder shall continue until terminated as provided in Section 7 hereof (the “Term of Employment”).

Section	3. Position, Duties, and Responsibilities; Place of Performance.

(a)    Position, Duties, and Responsibilities. On the Effective Date, Executive shall be appointed as the Chairman of the Board and shall, subject to his continued service as a director of the Company, hold that title during the Term of Employment and, as requested by the Board, Executive shall serve as an officer and/or director of any member of the Company Group. Beginning on the date of the Closing and thereafter during the Term of Employment, Executive shall be employed by and serve as the Chief Executive Officer of the Company, reporting directly to the Board, and having such duties, authority and responsibilities commensurate with such position and as may be reasonably assigned to Executive from time to time by the Board.

During the Term of Employment, Executive shall not be entitled to any additional compensation in connection with his service on the Board or as a director or officer of any member of the Company Group.

(b)    Performance. Executive shall devote Executive’s full business time, attention, skill, and best efforts to the performance of Executive’s duties under this Agreement and shall not engage in any other business or occupation during the Term of Employment, including, without limitation, any activity that (x) conflicts with the interests of the Company or any other member of the Company Group, (y) interferes with the proper and efficient performance of Executive’s duties for the Company or for any other member of the Company Group, or (z) interferes with Executive’s exercise of judgment in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) serving as a member of the board of directors or advisory board (or the equivalent in the case of a non-corporate entity) of a non-competing for-profit business and/or one or more charitable organizations, (ii) engaging in charitable activities and community affairs, (iii) managing Executive’s personal investments and affairs and (iv) being a partner, member, employee or consultant of JHL Capital Group LLC (“JHL”) and providing services to JHL and its affiliates; provided, however, that the activities set out in clauses (i), (ii), (iii) and (iv) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of Executive’s duties and responsibilities hereunder. Executive shall not become a director of any for profit entity without first receiving the approval of the nominating and corporate governance committee of the Board, which shall not be unreasonably withheld.

(c)    Principal Place of Employment. Executive’s principal place of employment shall be at the Company’s corporate headquarters, although Executive understands and agrees that Executive may be required to travel from time to time for business reasons.

Section 4.    Compensation.

(a)    Base Salary. Executive’s base salary shall be $0, except to the extent that any applicable federal, state or local law requires payment of a minimum wage or salary to Executive.

(b)    Adjustment to Compensation. At any time on or after the one-year anniversary of the Closing, Executive may request that the Compensation Committee, in consultation with such committee’s compensation consultant, prepare and present a proposal to Executive of a compensation package (including base salary, annual cash and equity incentives and severance) that is competitive for a publicly-traded company of the Company’s size and consistent with the Company’s then-current pay strategy for the Company’s senior executives. At such time, the parties agree to negotiate in good faith to agree to Executive’s compensation package and to amend this Agreement as appropriate to reflect the foregoing.

Section 5.    Employee Benefits.

During the Term of Employment, Executive shall be entitled to participate in health, insurance, retirement, and other benefits provided generally to senior executives of the Company. Executive shall also be entitled to the same number of holidays and sick days, as well as any other benefits, in each case as are generally allowed to senior executives of the Company in accordance with the Company policy as in effect from time to time. Executive will also be entitled to four (4) weeks of vacation annually. Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time, and the right to do so is expressly reserved so long as such amendment, suspension or termination is not particularly targeted at Executive.

Section 6.    Reimbursement of Business Expenses.

Executive is authorized to incur reasonable business expenses in carrying out Executive’s duties and responsibilities under this Agreement, and the Company shall promptly reimburse Executive for all such reasonable business expenses, subject to documentation in accordance with the Company’s reimbursement policy, as in effect from time to time.

Section	7. Termination of Employment.

(a)    General. The Term of Employment, and Executive’s employment hereunder, shall terminate upon the earliest to occur of (i) Executive’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, and (iv) a termination by Executive with or without Good Reason. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to future employee benefits and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder.

(b)    Deemed Resignation. Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, Executive shall be deemed to have resigned from any and all directorships, committee memberships, and any other positions Executive holds with the Company or any other member of the Company Group.

(c)    Termination Due to Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death. The Company may terminate Executive’s employment immediately upon the occurrence of a Disability, such termination to be effective upon Executive’s receipt of written notice of such termination. Upon Executive’s death or in the event that Executive’s employment is terminated due to Executive’s Disability, Executive or Executive’s estate or Executive’s beneficiaries, as the case may be, shall be entitled to the Accrued Obligations. Following Executive’s death or a termination of Executive’s employment by reason of a Disability, except as set forth in this Section 7(c), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d)    Termination by the Company for Cause. The Company may terminate Executive’s employment at any time upon the occurrence of an act constituting Cause, effective upon delivery to Executive of written notice of such termination; provided, that such notice of termination has first been approved by a majority of the members of the Board excluding Executive (“Board Approval of Notice”). In the event that the Company terminates Executive’s employment for Cause, he shall be entitled only to the Accrued Obligations. Following such termination of Executive’s employment for Cause, except as set forth in this Section 7(d), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(e)    Termination by the Company without Cause. The Company may terminate Executive’s employment at any time without Cause, effective upon delivery to Executive of written notice of such termination, subject to Board Approval of Notice. In the event that Executive’s employment is terminated by the Company without Cause (other than due to death or Disability), Executive shall be entitled to:

(i)    The Accrued Obligations; and

(ii)    Severance payments in the aggregate amount of $2 million, payable in substantially equal installments during the Severance Term in accordance with the Company’s regular payroll practices.

Notwithstanding the foregoing, the payments and benefits described in clause (ii) above shall immediately terminate, and the Company shall have no further obligations to Executive with respect thereto, in the event that Executive breaches any provision set forth in Section 9 hereof. Following such termination of Executive’s employment by the Company without Cause, except as set forth in this Section 7(e), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(f)    Termination by Executive with Good Reason. Executive may terminate Executive’s employment with Good Reason by providing the Company thirty (30) days’ written notice setting forth in reasonable detail the nature of the Good Reason. During such thirty (30) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, Executive’s termination will be effective upon the expiration of such cure period, and Executive shall be entitled to the same payments and benefits as provided in Section 7(e) hereof for a termination by the Company without Cause, subject to the same conditions on payment and benefits as described in Section 7(e) hereof. Following such termination of Executive’s employment by Executive with Good Reason, except as set forth in this Section 7(f), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(g)    Termination by Executive without Good Reason. Executive may terminate Executive’s employment without Good Reason by providing the Company thirty (30) days’ written notice of such termination. In the event of a termination of employment by Executive under this Section 7(g), Executive shall be entitled only to the Accrued Obligations. In the event of termination of Executive’s employment under this Section 7(g), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination without changing the characterization of such termination as a termination by Executive without Good Reason. Following such termination of Executive’s employment by Executive without Good Reason, except as set forth in this Section 7(g), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(h)    Release. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to subsection (e) or (f) of this Section 7 other than the Accrued Obligations (collectively, the “Severance Benefits”) shall be conditioned upon Executive’s execution, delivery to the Company, and non-revocation of the Release of Claims (and the expiration of any revocation period contained in such Release of Claims) within sixty (60) days following the date of Executive’s termination of employment hereunder (the “Release Execution Period”). If Executive fails to execute the Release of Claims in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes Executive’s acceptance of such release following its execution, Executive shall not be entitled to any of the Severance Benefits. No portion of the Severance Benefits (other than Accrued Obligations) shall be paid until the Release of Claims has become effective and all such amounts shall commence to be paid on the first regular payroll date of the Company after the Release of Claims has become effective; provided, that, if the Release Execution Period overlaps two calendar years, the first payment shall not be made sooner than the first day of the second year, and shall include any missed payments.

Section 8.    Certain Payments.

In the event that (a) Executive is entitled to receive any payment, benefit or distribution of any type to or for the benefit of Executive, whether paid or payable, provided or to be provided, or distributed or distributable, pursuant to the terms of this Agreement or otherwise, that would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code) (collectively, the “Payments”), and (b) the net after-tax amount of such Payments, after Executive has paid all taxes due thereon (including, without limitation, taxes due under Section 4999 of the Code) is less than the net after-tax amount of all such Payments otherwise due to Executive in the aggregate, if such Payments were reduced to an amount equal to 2.99 times Executive’s “base amount” then the aggregate amount of such Payments payable to Executive shall be reduced to an amount that will equal 2.99 times Executive’s base amount (as defined in Section 280G(b)(3) of the Code). To the extent such aggregate “parachute payment” amounts are required to be so reduced, the parachute payment amounts due to Executive (but no non-parachute payment amounts) shall be reduced in the following order: (i) the parachute payments that are payable in cash shall be reduced (if necessary, to zero) with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity, valued at full value (rather than accelerated value), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); and (iii) all other non-cash benefits not otherwise described in clause (ii) of this Section 8 with amounts that are payable or to be provided last reduced first.

Section	9. Restrictive Covenants

(a)    General. Executive acknowledges and recognizes the highly competitive nature of the business of the Company Group, that access to Confidential Information renders Executive special and unique within the industry of the Company Group, and that Executive will have the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants, contractors, investors, and strategic partners of the Company Group during the course of and as a result of Executive’s employment with the Company. In light of the foregoing, as a condition of Executive’s employment by the Company, and in consideration of Executive’s employment hereunder and the compensation and benefits provided herein, Executive acknowledges and agrees to the covenants contained in this Section 9. Executive further recognizes and acknowledges that the restrictions and limitations set forth in this Section 9 are reasonable and valid in geographical and temporal scope and in all other respects and are essential to protect the value of the business and assets of the Company Group.

(b)    Confidential Information.

(i)    Executive acknowledges that, during the Term of Employment, Executive will have access to information about the Company Group and that Executive’s employment with the Company shall bring Executive into close contact with confidential and proprietary information of the Company Group. In recognition of the foregoing, Executive agrees, at all times during the Term of Employment and thereafter, to hold in confidence, and not to use, except for the benefit of the Company Group, or to disclose to any Person without written authorization of the Company, any Confidential Information; provided, that nothing in this Section 9(b)(i) shall prevent Executive from disclosing Confidential Information as may be required by applicable law, rule or court order.

(ii)    Nothing in this Agreement shall prohibit or impede Executive from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. Executive understands and acknowledges that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Moreover, Executive is not required to give prior notice to (or get prior authorization from) the Company regarding any such communication or disclosure. Notwithstanding the foregoing, under no circumstance will Executive be authorized to disclose any information covered by attorney-client privilege or attorney work product of any member of the Company Group without prior written consent of Company’s General Counsel or other officer designated by the Company. Participant does not need the prior authorization of (or to give notice to) any member of the Company Group regarding any communication, disclosure, or activity permitted by this paragraph.

(c)    Assignment of Intellectual Property.

(i)    Executive agrees that he will, without additional compensation, promptly make full written disclosure to the Company, and will hold in trust for the sole right and benefit of the Company all developments, original works of authorship, inventions, concepts, know-how, improvements, trade secrets, and similar proprietary rights, whether or not patentable or registrable under copyright or similar laws, which Executive may (or have previously) solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the Term of Employment, whether or not during regular working hours, provided they arise out of Executive’s employment with the Company or are developed through the use of equipment, supplies, or facilities of any member of the Company Group, or any Confidential Information, or in consultation with personnel of any member of the Company Group (collectively referred to as “Developments”). Executive further acknowledges that all Developments made by Executive (solely or jointly with others) within the scope of and during the Term of Employment are “works made for hire” (to the greatest extent permitted by applicable law) for which Executive is compensated by the Company, unless regulated otherwise by law, but that, in the event any such Development is deemed not to be a work made for hire, Executive hereby assigns to the Company, or its designee, all Executive’s right, title, and interest throughout the world in and to any such Development.

(ii)    Executive agrees to reasonably assist the Company, or its designee, at the Company’s expense, in every way to secure the rights of the Company Group in the Developments and any copyrights, patents, trademarks, service marks, database rights, domain names, mask work rights, moral rights, and other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments that the Company shall deem necessary in order to apply for, obtain, maintain, and transfer such rights and in order to assign and convey to the Company Group the sole and exclusive right, title, and interest in and to such Developments, and any intellectual property and other proprietary rights relating thereto. Executive further agrees that Executive’s obligation to execute or cause to be executed, when it is in Executive’s power to do so, any such instrument or papers shall continue after the termination of the Term of Employment until the expiration of the last such intellectual property right to expire in any country of the world; provided, however, that the Company shall reimburse Executive for Executive’s reasonable expenses incurred in connection with carrying out the foregoing obligation. If the Company is unable because of Executive’s mental or physical incapacity or unavailability for any other reason to secure Executive’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Developments or original works of authorship assigned to the Company as above, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact to act for and in Executive’s behalf and stead to execute and file any such applications or records and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance, and transfer of letters patent or registrations thereon with the same legal force and effect as if originally executed by me. Executive hereby waives and irrevocably quitclaims to the Company any and all claims, of any nature whatsoever, that Executive now or hereafter have for past, present, or future infringement of any and all proprietary rights assigned to the Company.

(d)    Non-Competition. During the Term of Employment and the Post-Termination Restricted Period, Executive shall not, directly or indirectly engage in, have any equity interest in, or manage, provide services to or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, member, security holder, consultant or otherwise) that engages in any business, directly or indirectly (through a subsidiary or otherwise), which competes with the Business within the United States of America or any other jurisdiction in which any member of the Company Group engages in business, derives a material portion of its revenues or has demonstrable plans to commence business activities in. Notwithstanding the foregoing, Executive may at any time own, for investment purposes only, up to five percent (5%) of the equity of any publicly-held company whose equity is either listed on a national stock exchange or on the NASDAQ National Market System.

(e)    Non-Interference. During the Term of Employment and the Post-Termination Restricted Period, Executive shall not, directly or indirectly for Executive’s own account or for the account of any other Person, engage in Interfering Activities.

(f)    Return of Documents. In the event of Executive’s termination of employment hereunder for any reason, Executive shall deliver to the Company (and will not keep in Executive’s possession, recreate, or deliver to anyone else) or destroy, at Executive’s sole option, any and all Confidential Information and all other documents, materials, information, and property otherwise belonging to the Company Group; provided, that Executive shall be entitled to retain his personal contacts, digital or physical rolodex and/or any other personal property he may keep in his office.

(g)    Independence; Severability; Blue Pencil. Each of the rights enumerated in this Section 9 shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company Group at law or in equity. If any of the provisions of this Section 9 or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of this Section 9, which shall be given full effect without regard to the invalid portions. If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, each of the Company and Executive agree that the court making such determination shall have the power to reduce the duration, scope, and/or area of such provision to the maximum and/or broadest duration, scope, and/or area permissible by law, and in its reduced form said provision shall then be enforceable.

(h)    Injunctive Relief. Executive expressly acknowledges that any breach or threatened breach of any of the terms and/or conditions set forth in this Section 9 may result in substantial, continuing, and irreparable injury to the members of the Company Group. Therefore, Executive hereby agrees that, in addition to any other remedy that may be available to the Company, any member of the Company Group shall be entitled to seek injunctive relief, specific performance, or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Section 9. Notwithstanding any other provision to the contrary, Executive acknowledges and agrees that the Post-Termination Restricted Period shall be tolled during any period of violation of any of the covenants in this Section 9 and during any other period required for litigation during which the Company or any other member of the Company Group seeks to enforce such covenants against Executive if it is ultimately determined that Executive was in breach of such covenants.

(i)    Disclosure of Covenants. As long as it remains in effect, Executive will disclose the existence of the covenants contained in this Section 9 to any prospective employer, partner, co-venturer, investor, or lender prior to entering into an employment, partnership, or other business relationship with such Person or entity.

(j)    Other Covenants. Notwithstanding anything contained in this Agreement to the contrary, in the event that Executive is subject to similar restrictive covenants pursuant to any other agreement with the Company or any other member of the Company Group (“Other Covenants”), the covenants contained in this Agreement shall be in addition to, and not in lieu of, any such Other Covenants, and enforcement by the Company of the covenants contained in this Agreement shall not preclude the Company or any other applicable member of the Company Group from enforcing such Other Covenants in accordance with their terms.

Section 10.    Representations and Warranties of Executive.

Executive represents and warrants to the Company that:

(a)    Executive is entering into this Agreement voluntarily and Executive’s employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by Executive of any agreement to which he is a party or by which he may be bound;

(b)    By entering into this Agreement Executive has not violated any non-solicitation, non-competition, or other similar covenant or agreement with any Person by which he is or may be bound;

(c)    In connection with Executive’s employment with the Company, Executive will not use any confidential or proprietary information he may have obtained in connection with employment or service with any prior service recipient; and

(d)    Executive has not been terminated from any prior employer or service recipient, or otherwise disciplined in connection any such relationship, in connection with, or as a result of, any claim of workplace sexual harassment or sex or gender discrimination, and to Executive’s knowledge, Executive has not been the subject of any investigation, formal allegation, civil or criminal complaint, charge, or settlement regarding workplace sexual harassment or sex or gender discrimination.

Section 11.    Taxes.

The Company may withhold from any payments made under this Agreement or otherwise made in connection with Executive’s employment hereunder, all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law. If any such taxes are paid or advanced by the Company on behalf of Executive, Executive shall remain responsible for, and shall repay, such amounts to the Company, promptly following notice thereof by the Company. Executive acknowledges and represents that the

Company has not provided any tax advice to Executive in connection with this Agreement and that he has been advised by the Company to seek tax advice from Executive’s own tax advisors regarding this Agreement and payments that may be made to Executive pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.

Section 12.    Mitigation.

Executive shall not be required to mitigate the amount of any payment provided pursuant to this Agreement by seeking other employment or otherwise and the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Executive’s other employment or otherwise.

Section 13.    Additional Section 409A Provisions.

Notwithstanding any provision in this Agreement to the contrary:

(a)    Any payment of nonqualified deferred compensation (within the meaning of Section 409A of the Code) otherwise required to be made hereunder to Executive at any date as a result of the termination of Executive’s employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”). On the first business day following the expiration of the Delay Period, Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

(b)    Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.

(c)    Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as Executive has also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of Executive’s termination of employment hereunder) shall be paid (or commence to be paid) to Executive on the schedule set forth in Section 7 as if Executive had undergone such termination of employment (under the same circumstances) on the date of Executive’s ultimate “separation from service.”

(d)    To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, however, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(e)    While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, and shall be interpreted in a manner consistent with such intention, in no event whatsoever shall the Board any member of the Company Group or any of their respective advisors be liable for any additional tax, interest, or penalties that may be imposed on Executive as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).

Section 14.    Successors and Assigns; No Third-Party Beneficiaries.

(a)    The Company. This Agreement shall inure to the benefit of the Company and its respective successors and assigns. Except as expressly contemplated in the introductory clauses of this Agreement, neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by the Company to a Person (other than another member of the Company Group, or its or their respective successors) without Executive’s prior written consent (which shall not be unreasonably withheld, delayed, or conditioned); provided, however, that in the event of a sale of all or substantially all of the assets of the Company or any direct or indirect division or subsidiary thereof to which Executive’s employment primarily relates, the Company may provide that this Agreement will be assigned to, and assumed by, the acquiror of such assets, division or subsidiary, as applicable, without Executive’s consent.

(b)    Executive. Executive’s rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or if there be no such designee, to Executive’s estate.

(c)    No Third-Party Beneficiaries. Except as otherwise set forth in Section 7(c) or Section 14(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company, the other members of the Company Group, and Executive any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 15.    Indemnity.

Except as otherwise provided herein, the Company (and following the Closing, MP Materials) will, to the maximum extent permitted by law, defend, indemnify and hold harmless Executive and Executive’s heirs, estate, executors and administrators against any costs, losses, claims, suits, proceedings, damages or liabilities to which Executive may become subject which arise out of, are based upon or relate to Executive’s employment by the Company, including without limitation reimbursement for any legal or other expenses reasonably incurred by Executive in connection with the investigation of and defense against any such claims, suits, or proceedings. Notwithstanding the foregoing, however, the Company’s obligation to defend, indemnify and hold harmless contained in this Section 15 shall not apply to claims between the Company and Executive (including Executive’s heirs, estate, executors and administrators) including, without limitation, disputes arising out of the terms of this Agreement, nor shall it apply to any claims or suits successfully adjudicated on the merits against Executive based upon Executive’s willful misconduct or gross negligence or Executive’s breach of any term of this Agreement (in which event Executive shall promptly return to the Company all legal and other expenses paid on Executive’s behalf).

Section	16. Clawbacks.

The payments to Executive pursuant to this Agreement or otherwise are subject to forfeiture or recovery by the Company or other action pursuant to any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy or provision that the Company has included in any of its existing compensation programs or plans or that it may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

Section	17. Company Policies.

Executive shall be subject to additional Company policies as they may exist from time-to-time, including policies with regard to stock ownership by senior executives and policies regarding trading of securities.

Section 18.    Waiver and Amendments.

Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification must be consented to on the Company’s behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section	19. Severability.

If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

Section	20. Governing Law; Dispute Resolution.

(a)    Governing Law. THIS AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF NEVADA.

(b)    Dispute Resolution.

(i)    The parties agree that, except as provided in Section 9 above, any disputes under this Agreement shall be settled exclusively by arbitration conducted in Las Vegas, Nevada. Except to the extent inconsistent with this Agreement, such arbitration shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect at the time of the arbitration and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both the Company and Executive. If the parties cannot agree on an acceptable arbitrator, the dispute shall be decided by a panel of three arbitrators, one appointed by each of the parties and the third appointed by the other two arbitrators or if the two arbitrators do not agree, appointed by the American Arbitration Association. Judgment upon the final award rendered by such arbitrator(s) may be entered in any court having jurisdiction thereof.

(ii)    The costs of arbitration (including, without limitation, reasonable attorneys’ fees and other reasonable charges of counsel) incurred by each party hereof; provided, however, that if Executive (or his beneficiaries) prevails on at least one material issue in the dispute, the Company shall pay or reimburse Executive for all such costs. Following the final determination of the dispute in which, based on the outcome of the dispute, the Executive is, in accordance with this Section 20(b), entitled to have his costs borne by the Company, the Company shall pay all such reasonable costs within ten (10) days following written demand therefor (supported by documentation of such costs) by Executive, and Executive shall make such written demand within sixty (60) days following the final determination of the dispute; provided, however, that such payment shall be made no later than on or prior to the end of the calendar year following the calendar year in which the costs are incurred.

Section	21. Notices.

(a)    Place of Delivery. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, however, that unless and until some other address be so designated, all notices and communications by Executive to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices and communications by the Company to Executive may be given to Executive personally or may be mailed to Executive at Executive’s last known address, as reflected in the Company’s records.

(b)    Date of Delivery. Any notice so addressed shall be deemed to be given (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section	22. Section Headings.

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section	23. Entire Agreement.

This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the employment of Executive. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement.

Section	24. Survival of Operative Sections.

Upon any termination of Executive’s employment, the provisions of Section 7 through Section 23 of this Agreement (together with any related definitions set forth on Appendix A) shall survive to the extent necessary to give effect to the provisions thereof.

Section	25. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or electronic facsimile signature.

*        *        *

[Signatures to appear on the following page.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

MP MINE OPERATIONS LLC

/s/ Michael Rosenthal
By: Michael Rosenthal Title: Manager

EXECUTIVE

/s/ James H. Litinsky
James H. Litinsky

APPENDIX A

Definitions

(a)    “Accrued Obligations” shall mean (i) all accrued but unpaid base salary through the date of termination of Executive’s employment, (ii) any unpaid or unreimbursed expenses incurred in accordance with Section 6 hereof, and (iii) any benefits provided under the Company’s employee benefit plans upon a termination of employment, including rights with respect to equity participation under any applicable equity incentive plan of the Company or any award agreement or other related document with respect to the grant of any award under such equity incentive plan.

(b)     “Board” shall mean the Board of Directors of the Company.

(c)    “Business” shall mean any business activities related to rare earth mining and processing, or any other current or demonstrably planned material business activities of the Company Group.

(d)    “Business Relation” shall mean any current or prospective client, customer, licensee, supplier, or other business relation of the Company Group, or any such relation that was a client, customer, licensee or other business relation within the prior six (6) month period, in each case, with whom Executive transacted business or whose identity became known to Executive in connection with Executive’s employment hereunder.

(e)    “Cause” shall mean (i) Executive’s material breach of this Agreement or any other material policy of the Company, in each instance only after a written demand to cure such breach is delivered to Executive setting forth in reasonable detail the circumstances of such breach and Executive fails to cure such breach (if it reasonably can be cured) within the thirty (30) day period following his receipt of such written notice; (ii) any material act of dishonesty, or any act of misappropriation, embezzlement, fraud or similar conduct involving the Company or any of its affiliates; (iii) Executive’s continued willful failure or refusal to perform Executive’s material duties or responsibilities after a written demand to cure such failure or refusal is delivered to Executive setting forth in reasonable detail the circumstances of such failure or refusal and Executive fails to cure such failure or refusal within the ten (10) day period following his receipt of such written notice; or (iv) Executive’s engagement in illegal conduct, gross negligence or willful misconduct which is, or could be reasonably expected to be, materially and demonstrably injurious to the reputation or business of the Company.

(f)    “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(g)    “Company Group” shall mean the Company together with any of its direct or indirect subsidiaries.

(h)     “Compensation Committee” shall mean the compensation committee of the Board. Prior to any time that such a committee has been designated, the Board shall be deemed the Compensation Committee for purposes of this Agreement.

(i)    “Confidential Information” means information that the Company Group has or will develop, acquire, create, compile, discover, or own, that has value in or to the business of the Company Group that is not generally known and that the Company wishes to maintain as confidential. Confidential Information includes, but is not limited to, any and all non-public information that relates to the actual or anticipated business and/or products, research, or development of the Company Group, or to the Company Group’s technical data, trade secrets, or know-how, including, but not limited to, research, plans, or other information regarding the Company Group’s products or services and markets, customer lists, and customers (including, but not limited to, customers of the Company on whom Executive called or with whom Executive may become acquainted during the Term of Employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company either directly or indirectly in writing, orally, or by drawings or inspection of premises, parts, equipment, or other Company Group property. Notwithstanding the foregoing, Confidential Information shall not include any of the foregoing items (i) that have become publicly and widely known through no unauthorized disclosure by Executive or others who were under confidentiality obligations as to the item or items involved, (ii) that have been independently developed without the use of or reference to Confidential Information or (iii) if such item has been provided by a third party to Executive and is not known by Executive to be subject to any confidentiality restrictions.

(j)    “Disability” shall mean any physical or mental disability or infirmity of Executive that prevents the substantial performance of Executive’s duties notwithstanding reasonable accommodation for a period of (i) ninety (90) consecutive days or (ii) one hundred fifty (150) non-consecutive days during any twelve (12) month period. Any question as to the existence, extent, or potentiality of Executive’s Disability upon which Executive and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Executive. The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

(k)    “Good Reason” shall mean, without Executive’s written consent, (i) the failure of the Company to make any payment that it is required to make hereunder to Executive when such payment is due; (ii) the assignment to Executive of duties materially inconsistent with Executive’s position and status with the Company, a change in Executive’s title, or a material reduction in Executive’s responsibilities; (iii) a reassignment of Executive’s primary work location outside of Las Vegas, Nevada or (iv) the Company’s breach of any material provision of this Agreement.

(l)    “Interfering Activities” shall mean (A) recruiting, encouraging, soliciting, or inducing, or in any manner attempting to recruit, encourage, solicit, or induce, any Person employed by, or providing consulting services to, any member of the Company Group to terminate such Person’s employment or services (or in the case of a consultant, materially reducing such services) with the Company Group, (B) hiring any individual who was employed by the Company Group within the six (6) month period prior to the date of such hiring, or (C) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Business Relation to cease doing business with or reduce the amount of business conducted with the Company Group, or in any way interfering with the relationship between any such Business Relation and the Company Group; provided, that engaging in a general solicitation not specifically targeted at the foregoing individuals shall not be Interfering Activities.

(m)    “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(n)    “Post-Termination Restricted Period” shall mean the period commencing on the date of the termination of the Term of Employment for any reason and ending on the twelve (12) month anniversary of such date of termination.

(o)    “Release of Claims” shall mean a general release of claims delivered to Executive by the Company in connection with Executive’s termination of employment in a mutually acceptable form.

(p)    “Severance Term” shall mean the period commencing on the date of Executive’s termination by the Company without Cause (other than by reason of death or Disability) or by Executive with Good Reason and ending on the twelve (12) month anniversary of such date of termination.